UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 8, 2007

MedQuist Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-19941	22-2531298
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, NJ		08054
(address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code :  (856) 206-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On January 8, 2007, MedQuist Inc. (the “Company”) executed a Letter Agreement (the “January 2007 Letter Agreement”) with Nightingale and Associates, LLC (“Nightingale”), further defining the terms under which Howard S. Hoffmann, the Company’s interim Chief Executive Officer, will continue providing services to the Company.  Mr. Hoffmann currently serves as a Managing Partner of Nightingale.  The January 2007 Letter Agreement amends the prior Letter Agreements between the Company and Nightingale dated July 29, 2004, December 16, 2004 and September 12, 2006 (the “September 2006 Letter Agreement”).

Under the terms of the January 2007 Letter Agreement, Mr. Hoffmann will continue in his role as the Company’s interim Chief Executive Officer through June 30, 2007.  Following termination of Mr. Hoffmann’s role as interim Chief Executive Officer, Mr. Hoffmann will endeavor to make himself available for ongoing consultancy work on an as needed basis.  Mr. Hoffmann’s fees for consultancy services following his departure as the Company’s interim Chief Executive Officer will be billed at his current hourly rate of $525 per hour.

Nightingale’s fees under the terms of the January 2007 Letter Agreement for Mr. Hoffmann’s role as interim Chief Executive Officer will be fixed at $120,000 per month, plus out-of-pocket expenses.  Nightingale may be entitled to an additional performance related bonus payment of up to $480,000, which will be paid no later than July 16, 2007, in connection with Mr. Hoffmann’s service in 2007 as the Company’s interim Chief Executive Officer (the “2007 Performance Bonus”).  The amount, if any, of the 2007 Performance Bonus that Nightingale is to receive will be based on the achievement of certain operational objectives that have been established by the Board of Directors of the Company and Nightingale.

The September 2006 Letter Agreement provided that Nightingale may be entitled to an additional discretionary bonus payment of up to $240,000 in connection with Mr. Hoffmann’s service in 2006 as the Company’s interim Chief Executive Officer (the “2006 Discretionary Bonus”).  In addition, the September 2006 Letter Agreement provided that the amount of the 2006 Discretionary Bonus, if any, that Nightingale could receive would be decided by a special committee of the Company’s board of directors (the “Committee”), and that the Committee would inform Nightingale of the amount, if any, of such 2006 Discretionary Bonus by January 31, 2007.  Under the terms of the January 2007 Letter Agreement, Nightingale remains eligible for the 2006 Discretionary Bonus and the date by which the Committee will inform Nightingale of its determination of the amount, if any, of the 2006 Discretionary Bonus that is to be paid has been extended until the date that is fourteen days following completion of the filing of the Company’s periodic filings covering the years 2003, 2004 and 2005 and its forms 10-Q for the first three quarters of 2006 with the Securities and Exchange Commission (the “SEC”).

In anticipation of the execution of the January 2007 Letter Agreement, the Company did not pay Nightingale the non-refundable $57,750 fee (the “Availability Guaranty”) described in the September 2006 Letter Agreement necessary to guarantee the availability of Mr. Hoffmann’s services for one day a week during the period from January 1, 2007 through March 16, 2007.  Given that it extends Mr. Hoffmann’s role as the Company’s interim Chief Executive Officer, the January   2007 Letter Agreement provides that the Availability Guaranty fee requirement is no longer in force and effect and no amounts are due or payable to Nightingale.

A copy of the January 2007 Letter Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

The following exhibit is filed with this Form 8-K:

Exhibit No.	Description

10.1	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated January 8, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDQUIST INC.

Date: January 12, 2007	By: /s/ Howard S. Hoffmann
Name: Howard S. Hoffmann
Title: Chief Executive Officer

Exhibit Table

Exhibit No.	Description

10.1	Letter Agreement by and between MedQuist Inc. and Nightingale and Associates, LLC dated January 8, 2007